Exhibit 99.1

UNITED REFINING COMPANY ANNOUNCES RECORD SALES AND EARNINGS FOR THE NINE MONTHS AND THIRD QUARTER ENDING MAY 31, 2012

Warren, PA. July 16, 2012 PRNewswire/—United Refining Company, a leading regional refiner and marketer of petroleum products announces record operating results for the nine month period and third fiscal quarter ended May 31, 2012.

EBITDA1 increased $220.7 million for the nine months ended May 31, 2012 to $270.5 million from $49.8 million for the nine months ended May 31, 2011. EBITDA for the three months ended May 31, 2012 increased $99.7 million to $132.4 million compared to $32.7 million for the three months ended May 31, 2011.

Net income for the nine months ended May 31, 2012 increased $128.3 million to $129.9 million for the nine months ended May 31, 2012 as compared to $1.3 million for the nine months ended May 31, 2011. Net income for the third quarter ended May 31, 2012 was $68.1 million as compared to net income of $9.1 million for the quarter ended May 31, 2011.

Net income and EBITDA includes $37.5 million of net gains on derivative contracts for the nine months ended May 31, 2012 and $2.0 million of net losses on derivative contracts for the three months ended May 31, 2012. During the nine months and third quarter ended May 31, 2011 net gains on derivative contracts were $1.3 million.

Net sales for the nine months ended May 31, 2012 were $2.7 billion as compared to $2.1 billion for the nine months ended May 31, 2011. This was an increase of $609.2 million or 28.7% over the prior year period. Net sales for the third fiscal quarter ended May 31, 2012 were $935.8 million as compared to $808.1 million for the third fiscal quarter ended May 31, 2011, an increase of $127.7 million or 15.8%. The respective sales increases were primarily due to increases in retail and wholesale prices of petroleum products sold by the Company.

As of May 31, 2012 the company’s cash and cash equivalents were $51.2 million and there were no borrowings outstanding against the $175 million Revolving Credit Facility.

[1]

United Refining Company uses the term EBITDA or Earnings Before Interest, Income Taxes, Depreciation and Amortization, which is a term not defined under United States Generally Accepted Accounting Principles. The Company uses this term because it is a widely accepted financial indicator utilized to analyze and compare companies on the basis of operating performance and is used to calculate certain debt coverage ratios included in several of the Company’s debt agreements. The term Adjusted EBITDA is EBITDA adding any losses or deducting any gains on derivative contracts. See reconciliation of EBITDA (both on a LIFO basis and FIFO basis) and Adjusted EBITDA to net income in table set forth below. The Company’s method of computation of EBITDA or Adjusted EBITDA may or may not be comparable to other similarly titled measures used by other companies.

UNITED REFINING COMPANY

(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	May 31,		May 31,
	2012	2011	2012	2011
Net sales	$935,798	$808,115	$2,728,673	$2,119,541
Operating income	$126,913	$28,379	$253,464	$35,535

Income tax expense	$47,484	$5,259	$90,433	$950
Net income	$68,101	$9,091	$129,910	$1,263
EBITDA (A)	$132,416	$32,675	$270,477	$49,828

(A)	EBITDA and Adjusted EBITDA Reconciliation:

UNITED REFINING COMPANY

(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	May 31,		May 31,
	2012	2011	2012	2011
Net income	$68,101	$9,091	$129,910	$1,263
Interest expense	10,279	11,621	30,805	29,413
Income tax expense	47,484	5,107	90,433	734
Depreciation	4,620	4,382	13,888	13,213
Amortization	1,932	1,229	5,441	3,960
Make whole payment	—	1,245	—	1,245

EBITDA	$132,416	$32,675	$270,477	$49,828

LIFO inventory adjustment	(26,979)	40,899	(10,555)	55,464

EBITDA - FIFO basis	$105,437	$73,574	$259,922	$105,292

Net losses/(gains) on derivatives contracts	1,957	(1,337)	(37,495)	(1,337)

Adjusted EBITDA FIFO basis	$107,394	$72,237	$222,427	$103,955

United operates a 70,000 bpd refinery in Warren, Pennsylvania. In addition to its wholesale markets, the Company also operates 362 Kwik Fill® / Red Apple® and Country Fair® retail gasoline and convenience stores located primarily in western New York and western Pennsylvania.

Certain statements contained in this release are forward looking, such as statements regarding the Company’s plans and strategies or future financial performance. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge, investors and prospective investors are cautioned that such statements are only projections and that actual events or results may differ materially from those expressed in any such forward-looking statements. In addition, the Company’s actual consolidated quarterly or annual operating results have been affected in the past, or could be affected in the future, by additional factors, including, without limitation, general economic, business and market conditions; environmental, tax and tobacco legislation or regulation; volatility of gasoline prices, margins and supplies; merchandising margins; customer traffic, weather conditions; labor costs and the level of capital expenditures.

Company Contact: James E. Murphy, Chief Financial Officer Telephone: (814) 723-1500